Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Second Quarter Earnings for 2020

Conference Call and Webcast Scheduled for Tuesday, July 28, 2020 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

Second Quarter 2020 Highlights

•	Net income of $6.5 million, or $0.33 diluted earnings per share
•

Loans held for investment increased by $108.7 million, or 18.2% annualized growth, from the end of the prior quarter, excluding SBA Paycheck Protection program (“PPP”) loans of $32.8 million and held-for-sale loans of $53.1  million that were transferred to held-for-investment loans

•	Total deposits (excluding brokered deposits) increased by $31.3 million, or 5.2% annualized growth, from the end of the prior quarter

•	Nonperforming assets to total assets of 0.56%, improving 10 basis points from the prior quarter

•	PPP loan participation of 258 clients with loans totaling $32.8 million
•	Loan deferral participation of 564 clients with loans totaling $411.0 million, or 15.8% of total loans

Los Angeles, CA, July 27, 2020 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended June 30, 2020.

The Company reported net income of $6.5 million, or $0.33 diluted earnings per share, for the three months ended June 30, 2020, compared to net income of $6.7 million, or $0.33 diluted earnings per share, and $10.1 million, or $0.50 diluted earnings per share, for the three months ended March 31, 2020 and June 30, 2019, respectively.

“While the COVID-19 pandemic had an impact on our operating performance for the second quarter, we were able to make progress towards returning to future earnings growth,” said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp.  “We grew our core loans by over 18% on an annualized basis and our loan pipeline remains strong. We continued to drive down our deposit costs while increasing our core noninterest-bearing deposits during the quarter. Our average loan yields also declined, but at a slower pace than the decrease in our funding costs, enabling us to expand our net interest margin. While our results were impacted bylower loan sales and an increased provision for loan losses, our credit quality improved, and our operating expenses were in line with our expectations.

“We are encouraged that 85% of our clients that received loan payment deferrals in April resumed making payments in July,” added Mr. Thian. “It is difficult to predict the ultimate impact that this pandemic will have on our clients, given economic uncertainty, the original government stimulus package ending soon, and the number of new COVID-19 cases continuing to increase across some of our primary markets. However, we are well-capitalized and well-positioned to manage through this public health crisis and we continue to evaluate opportunities to expand our franchise beyond our existing markets.

“Our board of directors  approved a quarterly dividend of $0.06 per share, consistent with the second quarter, and we anticipate being able to restore the dividend to a higher level once we obtain more clarity on future business conditions and the earnings potential of the company,” Mr. Thian concluded.

Key Performance Ratios

Net income of $6.5 million for the second quarter of 2020 produced an annualized return on average assets of 0.83%, an annualized return on average tangible common equity of 7.77%, and an annualized return on average equity of 6.34%.  This compares to an annualized return on average assets of 0.90%, an annualized return on average tangible common equity of 8.13%, and an annualized return on average equity of 6.60% for the first quarter of 2020.  The efficiency ratio for the second quarter of 2020 was 54.40%, compared to 57.70% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $25.0 million for the second quarter of 2020, compared to $23.6 million for the first quarter of 2020.  The $1.4 million increase was primarily attributable to a $128.8 million increase in average earning assets and a $72.3 million increase in average noninterest-bearing deposits, partially offset by a $48.6 million increase in average interest-bearing liabilities.  Net interest income was also favorably impacted by a 5 basis point increase in the net interest margin.  Accretion of purchase discounts from prior acquisitions contributed $818,000 to net interest income in the second quarter of 2020, compared to $685,000 in the first quarter of 2020.

Compared to the second quarter of 2019, net interest income, before provision for loan losses, increased $717,000 from $24.3 million. The increase was primarily attributable to a $264.4 million increase in average earning assets and a $149.7 million increase in average noninterest-bearing deposits, partially offset by a 22 basis point decrease in the net interest margin, and a $136.2 million increase in average interest-bearing liabilities. The increases in average earning assets and total deposits were primarily due to the Pacific Global Bank (“PGB”) acquisition.

Net interest margin was 3.42% for the second quarter of 2020, an increase from 3.37% in the first quarter of 2020. The increase was primarily attributable to a 30 basis point decrease in the cost of total deposits and a 106 basis point decrease in the cost of subordinated debentures, partially offset by a 21 basis point decrease in the yield on average earning assets.  Loan discount accretion contributed 14 basis points to the net interest margin in the second quarter of 2020, compared to 10 basis points in the first quarter of 2020.

Noninterest Income

Noninterest income was $2.2 million for the second quarter of 2020, a decrease of $2.4 million from $4.6 million in the first quarter of 2020.  The decrease was driven by a decrease in gain on loan sales of $2.6 million as the Company sold fewer loans in the second quarter than in the prior quarter generally due to subdued market activity as a result of the COVID-19 pandemic. The Company expects gain on sale of loan income to return to prior levels in the fourth quarter.

The Company sold $5.2 million in FNMA direct mortgage loans for a net gain of $105,000 during the second quarter of 2020, compared to $31.5 million in FNMA direct and indirect mortgage loans, and $69.2 million in mortgage loans to private investors for a net gain of $1.4 million and $1.2 million, respectively during the first quarter of 2020.

The Company sold $1.4 million in SBA loans for a net gain of $70,000 during the second quarter of 2020, compared to $1.2 million in SBA loans sold for a net gain of $89,000 during the first quarter of 2020.

Compared to the second quarter of 2019, noninterest income decreased by $3.3 million from $5.5 million. The decrease was primarily attributable to a decrease of $3.0 million in gains on loan sales.

Noninterest Expense

Noninterest expense for the second quarter of 2020 was $14.8 million, compared to $16.3 million for the first quarter of 2020.  The $1.4 million decrease was primarily attributable to a $1.4 million decrease in salaries and employee benefits expenses, $127,000 decrease in merger expenses, $260,000 decrease in data processing expense, $103,000 decrease in marketing and business promotion expenses, partially offset by a $123,000 increase in occupancy and equipment expenses, a $66,000 increase in legal and professional fees and $189,000 increase in other expenses including a $366,000 write-down of mortgage servicing rights.

RBB incurred $276,000 in merger and conversion expenses in the second quarter of 2020, of which $77,000 related to the First American International Corp. acquisition and $199,000 to the PGB acquisition, a decrease of $127,000 from the prior quarter.

Noninterest expense decreased from $14.9 million in the second quarter of 2019.  The $80,000 decrease was primarily due to a $147,000 decrease in occupancy and equipment expenses, a $205,000 decrease in marketing and business promotion expenses and $51,000 decrease in insurance and regulatory expenses. These were partially offset by a $261,000 increase in merger expenses.  The increases in merger expenses was due to the acquisition of PGB.

Income Taxes

The effective tax rate was 30.8% for the second quarter of 2020, 32.5% for the first quarter of 2020, and 30.3% for the second quarter of 2019.  The lower effective tax rate in the second quarter of 2020 was a result of affordable housing tax credits.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.6 billion as of June 30, 2020, an increase of $108.7 million from March 31, 2020, and an increase of $449.1 million from June 30, 2019 excluding loans transferred from held-for-sale to held-for-investment of $53.1 million and PPP loans of $32.8 million. The increase from the prior quarter was primarily due to organic loan growth. Single-family residential mortgages increased by $51.2 million, net of payoffs, paydowns and loan sales, excluding the net transfer of loans from the available for sale category, and was driven by new production.  Commercial real estate loans increased by $45.7 million, construction and land development loans increased by $25.6 million, SBA loans increased by $26.5 million, and commercial and industrial loans decreased by $8.1 million.

During the second quarter of 2020, single-family residential mortgage production was $117.6 million (mortgage loans held for investment and held for sale), payoffs and paydowns were $36.0 million, and single-family residential mortgage loan sales were $5.2 million.  During the first quarter of 2020, single-family residential mortgage production was $106.6 million, payoffs and paydowns were $39.3 million, and loan sales were $100.5 million.

Mortgage loans held for sale were $15.5 million as of June 30, 2020, a decrease of $36.6 million from $52.1 million at March 31, 2020 and a decrease of $234.1 million from $249.6 million as of June 30, 2019.  The Company originated approximately $19.0 million in mortgage loans for sale for the second quarter of 2020, compared with $32.4 million during the prior quarter.  In the second quarter, SBA loan production was $33.1 million, which consisted exclusively of PPP loans, and total loan sales were $1.4 million.  In the prior quarter, SBA loan production was $6.2 million and total loan sales were $1.2 million.

Deposits

Deposits were $2.4 billion at June 30, 2020, an increase of $31.3 million from March 31, 2020, and an increase of $317.2 million from June 30, 2019, excluding brokered deposits. The increase in total deposits from the prior quarter was primarily attributable to organic deposit growth. Noninterest-bearing deposits increased by $70.2 million and interest-bearing non-maturity deposits increased by $30.1 million. Time deposits decreased by $99.8 million, including a $30.7 million decrease in brokered CDs.  As of June 30, 2020, time deposits included $2.4 million in brokered CDs, as compared to $33.1 million as of March 31, 2020 and $135.0 million as of June 30, 2019.

Asset Quality

Nonperforming assets totaled $17.5 million, or 0.56% of total assets at June 30, 2020, compared to $20.8 million, or 0.66%, of total assets at March 31, 2020. The decrease in nonperforming assets was primarily due to the sale of two hotel franchise loans and one loan returning to accrual status, for a combined total of $3.0 million. Nonperforming assets consist of OREO, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Loans held-for-investment 30 to 89 days past due increased to $23.9 million at June 30, 2020, up from $22.5 million at March 31, 2020.

In the second quarter of 2020, there were $319,000 in net charge-offs, due to the sale of the two hotel franchise loans, down from $631,000 in the prior quarter.

The Company recorded a provision for credit losses of $3.0 million for the second quarter of 2020, an increase from $1.9 million in the prior quarter, primarily attributable to the higher loan balances and the impact of the COVID-19 pandemic.

The allowance for loan losses totaled $22.8 million, or 0.88% of loans held for investment at June 30, 2020, compared with $20.1 million, or 0.84%, of total loans at March 31, 2020.

The following table, as of June 30, 2020, is intended to summarize the Company’s overall loan exposure to major industries that are considered “at-risk” for business interruption due to the COVID-19 pandemic:

Industry / Property Type	Total Exposure ($000)	% of Total HFI Loans
General retail (excluding SBA)	$217,865	8.4%
Mixed use commercial	176,902	6.8%
Hospitality (excluding SBA)	54,232	2.1%
Service stations (excluding SBA)	22,518	0.9%
SBA loans	108,806	4.2%
Shared National Credits (excluding Airlines and Cruise Lines)	38,513	1.5%
Airlines and Cruise Lines (SNC)	9,678	0.4%
Restaurants (excluding SBA)	8,497	0.3%
Total loans	$637,011	24.6%

In the above table, the general retail exposure now includes warehouse loans and the mixed use commercial exposure now includes residential mixed use loans.

As of June 30, 2020, borrowers representing 258 loans totaling $32.8 million, or 1.3% of the Company’s total loan portfolio, have funded under the SBA’s Paycheck Protection Program due to the COVID-19 pandemic. As of July 20, 2020 85.2% of our borrowers that received loan payment deferrals in April, representing $184.6 million in loan balances, have resumed making payments.  The following table provides details regarding the Company’s COVID-19 loan deferral activity through July 20, 2020.

	As of June 30, 2020			As of July 20, 2020
	Deferred Loans			Loans Resuming Payments		Loans Deferred
	Number	Principal Amount ($000)	% of Total HFI Loans	Number	Principal Amount ($000)	Number	Principal Amount ($000)
General retail (excluding SBA)	34	$94,251	3.6%	13	$50,080	21	$44,171
Mixed use commercial	38	58,841	2.3%	15	10,096	23	48,745
Hospitality (excluding SBA)	5	25,343	1.0%	2	6,021	3	19,322
Restaurants (excluding SBA)	11	4,186	0.2%	4	2,028	7	2,158
Multifamily	6	9,086	0.4%	2	1,604	4	7,482
SFR mortgage loans - Western region	183	118,484	4.6%	94	64,450	89	54,034
SFR mortgage loans - Eastern region	203	85,935	3.3%	108	45,953	95	39,982
SFR mortgage loans - Chicago metropolitan	84	14,824	0.6%	27	4,382	57	10,442
Total	564	$410,950	15.8%	265	$184,614	299	$226,336

The Company does not have any shared national credits or loans backed by service stations, airlines or cruise lines on deferral as of July 20, 2020.

Properties

On March 31, 2020, we closed the Grand Street branch in New York City as the lease for this branch expired in April 2020.  Branch operations and staff were transferred to the Bowery branch.

The Bank plans to open a new full service banking branch in Edison, New Jersey in the second half of 2020. The branch will be located at 561 US-1, in the Wicks Shopping Plaza in Edison.  The Bank entered into an agreement to purchase a property located at 2057 86th Street, Brooklyn, New York, in the Bensonhurst neighborhood, to house a full-service branch.  We expect this branch to open in 2021.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  The Company has total assets of $3.1 billion. Its wholly-owned subsidiary, Royal Business Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, and three branches in the Chicago neighborhoods of Chinatown and Bridgeport.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, six branches and one loan operation center in Brooklyn, Queens and Manhattan in New York, and three branches in Chicago, Illinois. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, July 28, 2020, to discuss the Company’s second quarter 2020 financial results.

To listen to the conference call, please dial 1-833-519-1355 or 1-918-922-6505, passcode 6968497. A replay of the call will be made available at 1-800-585-8367 or 1-404-537-3406, passcode 6968497, approximately one hour after the conclusion of the call and will remain available through August 4, 2020.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, including our recent acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary, Pacific Global Bank, and our recently completed acquisition of First American International Corp., whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2019, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2019)

(Dollars in thousands)

	June 30	March 31	December 31	September 30	June 30
	2020	2020	2019	2019	2019
Assets
Cash and due from banks	$94,844	$285,667	$114,763	$136,076	$185,643
Federal funds sold and other cash equivalents	57,000	75,300	67,000	47,000	20,000
Total cash and cash equivalents	151,844	360,967	181,763	183,076	205,643
Interest-bearing deposits in other financial institutions	600	600	600	949	1,196
Investment securities available for sale	185,756	126,294	126,069	72,923	71,629
Investment securities held to maturity	7,615	7,825	8,332	8,724	8,733
Mortgage loans held for sale	15,479	52,096	108,194	259,339	249,596
Loans held for investment	2,594,620	2,399,982	2,196,934	2,126,145	2,092,438
Allowance for loan losses	(22,820)	(20,130)	(18,816)	(19,386)	(18,561)
Net loans held for investment	2,571,800	2,379,852	2,178,118	2,106,759	2,073,877
Premises and equipment, net	23,965	24,472	16,813	16,871	17,214
Federal Home Loan Bank (FHLB) stock	15,641	15,630	15,000	15,000	15,000
Net deferred tax assets	—	—	2,326	4,378	4,318
Cash surrender value of life insurance	34,736	34,544	34,353	34,158	33,963
Goodwill	69,209	69,790	58,563	58,383	58,383
Servicing assets	15,595	16,826	17,083	17,180	17,587
Core deposit intangibles	5,876	6,234	6,100	6,444	6,828
Accrued interest and other assets	38,065	33,523	35,221	36,118	37,989
Total assets	$3,136,181	$3,128,653	$2,788,535	$2,820,302	$2,801,956
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$574,553	$504,324	$458,763	$446,141	$435,629
Savings, NOW and money market accounts	601,941	571,870	537,490	493,965	462,448
Time deposits	1,260,026	1,359,787	1,252,685	1,311,817	1,337,257
Total deposits	2,436,520	2,435,981	2,248,938	2,251,923	2,235,334
Net deferred tax liabilities	656	312	—	—	—
FHLB advances	150,000	150,000	—	35,000	40,000
Long-term debt, net of debt issuance costs	104,220	104,135	104,049	103,964	103,878
Subordinated debentures	14,174	14,120	9,673	9,632	9,590
Accrued interest and other liabilities	16,586	16,112	18,185	20,942	19,334
Total liabilities	2,722,156	2,720,660	2,380,845	2,421,461	2,408,136
Shareholders' equity:
Shareholder's equity	412,827	407,332	407,379	398,438	393,758
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive income (loss) - Net of tax	1,126	589	239	331	(10)
Total shareholders' equity	414,025	407,993	407,690	398,841	393,820
Total liabilities and stockholders’ equity	$3,136,181	$3,128,653	$2,788,535	$2,820,302	$2,801,956

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	June 30, 2020	March 31, 2020	June 30, 2019
Interest and dividend income:
Interest and fees on loans	$32,633	$32,276	$34,240
Interest on interest-bearing deposits	74	451	515
Interest on investment securities	887	821	685
Dividend income on FHLB stock	187	2	379
Interest on federal funds sold and other	322	478	124
Total interest income	34,103	34,028	35,943
Interest expense:
Interest on savings deposits, NOW and money market accounts	782	1,243	1,238
Interest on time deposits	5,933	7,086	7,797
Interest on subordinated debentures and long term debt	1,915	1,956	1,929
Interest on other borrowed funds	439	150	662
Total interest expense	9,069	10,435	11,626
Net interest income	25,034	23,593	24,317
Provision for loan losses	3,009	1,945	357
Net interest income after provision for loan losses	22,025	21,648	23,960
Noninterest income:
Service charges, fees and other	1,065	1,079	1,222
Gain on sale of loans	81	2,711	3,120
Loan servicing fees, net of amortization	708	592	899
Recoveries on loans acquired in business combinations	5	42	55
Increase in cash surrender value of life insurance	191	191	194
Gain on sale of securities	158	—	—
Gain on sale of other real estate owned	—	—	6
Total noninterest income	2,208	4,615	5,496
Noninterest expense:
Salaries and employee benefits	8,103	9,505	8,169
Occupancy and equipment expenses	2,527	2,404	2,674
Data processing	882	1,142	1,219
Legal and professional	670	604	656
Office expenses	337	323	294
Marketing and business promotion	111	214	316
Insurance and regulatory assessments	233	177	284
Core deposit premium	357	357	385
OREO expenses/(income)	14	14	81
Merger and conversion expenses	276	403	15
Other expenses	1,309	1,120	806
Total noninterest expense	14,819	16,263	14,899
Income before income taxes	9,414	10,000	14,557
Income tax expense	2,901	3,252	4,415
Net income	$6,513	$6,748	$10,142

Net income per share
Basic	$0.33	$0.34	$0.51
Diluted	$0.33	$0.33	$0.50
Cash Dividends declared per common share	$0.06	$0.12	$0.10
Weighted-average common shares outstanding
Basic	19,710,330	19,971,856	20,074,651
Diluted	19,806,304	20,266,328	20,445,013

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the six months ended
	June 30, 2020	June 30, 2019
Interest and dividend income:
Interest and fees on loans	$64,909	$70,079
Interest on interest-earning deposits	525	983
Interest on investment securities	1,708	1,273
Dividend income on FHLB stock	189	577
Interest on federal funds sold and other	800	237
Total interest income	68,131	73,149
Interest expense:
Interest on savings deposits, NOW and money market accounts	2,025	2,532
Interest on time deposits	13,019	13,750
Interest on subordinated debentures and long term debt	3,871	3,862
Interest on other borrowed funds	589	2,776
Total interest expense	19,504	22,920
Net interest income	48,627	50,229
Provision for loan losses	4,954	907
Net interest income after provision for loans losses	43,673	49,322
Noninterest income:
Service charges, fees and other	2,144	2,042
Gain on sale of loans	2,792	5,318
Loan servicing fees, net of amortization	1,300	1,739
Recoveries on loans acquired in business combinations	47	61
Unrealized gain on equity investments	—	147
Increase in cash surrender value of life insurance	382	385
Gain on sale of securities	158	—
Gain on sale of fixed assets	—	6
Total noninterest income	6,823	9,698
Noninterest expense:
Salaries and employee benefits	17,608	17,287
Occupancy and equipment expenses	4,931	4,926
Data processing	2,024	2,228
Legal and professional	1,274	1,081
Office expenses	660	630
Marketing and business promotion	325	678
Insurance and regulatory assessments	410	582
Amortization of intangibles	714	773
OREO expenses	28	162
Merger expenses	679	86
Other expenses	2,429	1,791
Total noninterest expense	31,082	30,224
Income before income taxes	19,414	28,796
Income tax expense	6,153	8,274
Net income	$13,261	$20,522

Net income per share
Basic	$0.67	$1.02
Diluted	$0.66	$1.00
Cash Dividends declared per common share	$0.18	$0.20
Weighted-average common shares outstanding
Basic	19,841,093	20,061,258
Diluted	20,036,316	20,440,900

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$231,943	$583	1.01%	$249,568	$931	1.50%	$120,818	$1,018	3.38%
Securities
Available for sale	171,298	823	1.93%	138,574	755	2.19%	87,347	610	2.80%
Held to maturity (2)	7,661	72	3.78%	8,016	74	3.71%	9,127	84	3.69%
Mortgage loans held for sale	25,130	303	4.85%	78,063	981	5.05%	355,168	4,245	4.79%
Loans held for investment: (3)
Real estate	2,147,646	28,216	5.28%	2,007,286	26,428	5.30%	1,763,749	24,394	5.55%
Commercial	364,189	4,114	4.54%	337,548	4,867	5.80%	347,236	5,601	6.47%
Total loans	2,511,835	32,330	5.18%	2,344,834	31,295	5.37%	2,110,985	29,995	5.70%
Total earning assets	2,947,867	$34,111	4.65%	2,819,055	$34,036	4.86%	2,683,445	$35,952	5.37%
Noninterest-earning assets	206,833			212,568			166,719
Total assets	$3,154,700			$3,031,623			$2,850,164

Interest-bearing liabilities
NOW and money market deposits	$462,027	$751	0.65%	$475,843	$1,188	1.00%	$387,363	$1,188	1.23%
Savings deposits	123,868	31	0.10%	114,951	55	0.19%	97,584	50	0.21%
Time deposits	1,314,232	5,933	1.82%	1,358,639	7,086	2.10%	1,338,631	7,797	2.34%
Total interest-bearing deposits	1,900,127	6,715	1.42%	1,949,433	8,329	1.72%	1,823,578	9,035	1.99%
FHLB advances	150,000	439	1.18%	51,978	150	1.18%	95,220	662	2.79%
Long-term debt	104,168	1,747	6.75%	104,083	1,748	6.75%	103,826	1,748	6.75%
Subordinated debentures	14,141	168	4.78%	14,327	208	5.84%	9,564	181	7.59%
Total interest-bearing liabilities	2,168,436	9,069	1.68%	2,119,821	10,435	1.98%	2,032,188	11,626	2.29%
Noninterest-bearing liabilities
Noninterest-bearing deposits	557,903			485,555			408,219
Other noninterest-bearing liabilities	15,509			15,056			19,183
Total noninterest-bearing liabilities	573,412			500,611			427,402
Shareholders' equity	412,852			411,191			390,574
Total liabilities and shareholders' equity	$3,154,700			$3,031,623			$2,850,164
Net interest income / interest rate spreads		$25,042	2.97%		$23,601	2.88%		$24,326	3.08%
Net interest margin			3.42%			3.37%			3.64%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the six months ended
	June 30, 2020			June 30, 2019
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$240,755	$1,514	1.26%	$111,601	$1,798	3.25%
Securities
Available for sale	154,936	1,578	2.05%	78,079	1,118	2.89%
Held to maturity (2)	7,839	147	3.77%	9,377	173	3.72%
Mortgage loans held for sale	51,595	1,284	5.00%	402,237	9,735	4.88%
Loans held for investment: (3)
Real estate	2,077,466	54,644	5.29%	1,764,278	48,879	5.59%
Commercial	350,869	8,981	5.15%	349,818	11,465	6.61%
Total loans	2,428,336	63,625	5.27%	2,114,096	60,344	5.76%
Total earning assets	2,883,461	$68,148	4.75%	2,715,390	$73,168	5.43%
Noninterest-earning assets	209,699			166,968
Total assets	$3,093,160			$2,882,358

Interest-bearing liabilities
NOW and money market deposits	$468,935	$1,939	0.83%	$400,584	$2,430	1.22%
Savings deposits	119,410	86	0.14%	99,095	102	0.21%
Time deposits	1,336,435	13,019	1.96%	1,239,474	13,750	2.24%
Total interest-bearing deposits	1,924,780	15,044	1.57%	1,739,153	16,282	1.89%
FHLB advances	100,989	589	1.17%	216,638	2,776	2.58%
Long-term debt	104,125	3,495	6.75%	103,784	3,495	6.79%
Subordinated debentures	14,234	376	5.31%	9,544	367	7.75%
Total interest-bearing liabilities	2,144,128	$19,504	1.83%	2,069,119	$22,920	2.23%
Noninterest-bearing liabilities
Noninterest-bearing deposits	521,729			406,713
Other noninterest-bearing liabilities	15,282			19,582
Total noninterest-bearing liabilities	537,011			426,295
Shareholders' equity	412,021			386,944
Total liabilities and shareholders' equity	$3,093,160			$2,882,358
Net interest income / interest rate spreads		$48,644	2.92%		$50,248	3.20%
Net interest margin			3.39%			3.73%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Per share data (common stock)
Earnings
Basic	$0.33	$0.34	$0.51
Diluted	$0.33	$0.33	$0.50
Dividends declared	$0.06	$0.12	$0.10
Basic, excluding merger and conversion expense	$0.34	$0.35	$0.51
Diluted, excluding merger and conversion expense	$0.34	$0.35	$0.50
Book value	$20.97	$20.67	$19.61
Tangible book value	$17.17	$16.82	$16.37
Weighted average shares outstanding
Basic	19,710,330	19,971,856	20,074,651
Diluted	19,806,304	20,266,328	20,445,013
Shares outstanding at period end	19,739,280	19,739,280	20,077,524
Performance ratios
Return on average assets, annualized	0.83%	0.90%	1.43%
Return on average shareholders' equity, annualized	6.34%	6.60%	10.42%
Return on average tangible common equity, annualized	7.77%	8.13%	12.51%
Noninterest income to average assets, annualized	0.28%	0.61%	0.77%
Noninterest expense to average assets, annualized	1.89%	2.16%	2.10%
Yield on average earning assets	4.65%	4.86%	5.37%
Cost of average total deposits	1.10%	1.38%	1.62%
Cost of average interest-bearing deposits	1.42%	1.72%	1.99%
Cost of average interest-bearing liabilities	1.68%	1.98%	2.29%
Accretion on loans to average earning assets	0.14%	0.10%	0.11%
Net interest spread	2.97%	2.88%	3.08%
Net interest margin	3.42%	3.37%	3.64%
Efficiency ratio	54.40%	57.65%	49.97%
Common stock dividend payout ratio	18.18%	35.29%	19.61%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the six months ended June 30,
	2020	2019
Per share data (common stock)
Earnings
Basic	$0.67	$1.02
Diluted	$0.66	$1.00
Basic, excluding merger expense	$0.69	$1.03
Diluted, excluding merger expense	$0.68	$1.01
Dividends declared	$0.18	$0.20
Book value	$20.97	$19.61
Tangible book value	$17.17	$16.37
Weighted average shares outstanding
Basic	19,841,093	20,061,258
Diluted	20,036,316	20,440,900
Shares outstanding at period end	19,739,280	20,077,524
Performance ratios
Return on average assets, annualized	0.86%	1.44%
Return on average shareholders' equity, annualized	6.47%	10.69%
Return on average tangible common equity, annualized	7.95%	12.88%
Noninterest income to average assets, annualized	0.44%	0.68%
Noninterest expense to average assets, annualized	2.02%	2.11%
Yield on average earning assets	4.75%	5.43%
Cost of average deposits	1.24%	1.53%
Cost of average interest-bearing deposits	1.57%	1.89%
Cost of average interest-bearing liabilities	1.83%	2.23%
Accretion on loans to average earning assets	0.13%	0.13%
Net interest spread	2.92%	3.20%
Net interest margin	3.39%	3.73%
Efficiency ratio	56.05%	50.43%
Common stock dividend payout ratio	26.87%	19.92%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	June 30,	March 31,	June 30,
	2020	2020	2019
Loan to deposit ratio	106.49%	98.51%	93.61%
Core deposits / total deposits	76.84%	72.75%	67.22%
Net non-core funding dependence ratio	13.39%	14.91%	18.46%

Credit Quality Data:
Loans 30-89 days past due	$23,872	$22,488	$4,230
Loans 30-89 days past due to total loans	0.92%	0.94%	0.20%
Loans 90 days past due and still accruing	$—	$225	$—
Nonperforming loans	$17,217	$20,499	$6,285
Nonperforming loans to total loans	0.66%	0.85%	0.30%
Nonperforming assets	$17,510	$20,792	$8,360
Nonperforming assets to total assets	0.56%	0.66%	0.30%
Allowance for loan losses to total loans	0.88%	0.84%	0.89%
Allowance for loan losses to nonperforming loans	132.54%	98.20%	295.32%
Net charge-offs to average loans (for the quarter-to-date period)	0.05%	0.11%	0.01%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	11.07%	10.87%	12.01%
Tier 1 leverage ratio	11.48%	11.74%	12.19%
Tier 1 common capital to risk-weighted assets	14.87%	15.45%	16.96%
Tier 1 capital to risk-weighted assets	15.49%	16.10%	17.45%
Total capital to risk-weighted assets	21.10%	21.91%	23.77%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	14.14%	14.44%	14.17%
Tier 1 common capital to risk-weighted assets	19.09%	19.79%	20.31%
Tier 1 capital to risk-weighted assets	19.09%	19.79%	20.31%
Total capital to risk-weighted assets	20.13%	20.77%	21.30%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Quarterly Consolidated Statements of Earnings	2020	2020	2019	2019	2019
Interest income
Loans, including fees	$32,633	$32,276	$32,178	$32,902	$34,240
Investment securities and other	1,470	1,752	1,729	1,767	1,703
Total interest income	34,103	34,028	33,907	34,669	35,943
Interest expense
Deposits	6,715	8,329	8,796	9,155	9,035
Interest on subordinated debentures and other	1,915	1,956	1,915	1,921	1,929
Other borrowings	439	150	73	81	662
Total interest expense	9,069	10,435	10,784	11,157	11,626
Net interest income before provision for loan losses	25,034	23,593	23,123	23,512	24,317
Provision for loan losses	3,009	1,945	659	824	357
Net interest income after provision for loan losses	22,025	21,648	22,464	22,688	23,960
Noninterest income	2,208	4,615	5,823	2,799	5,496
Noninterest expense	14,819	16,263	13,463	13,786	14,899
Earnings before income taxes	9,414	10,000	14,824	11,701	14,557
Income taxes	2,901	3,252	4,149	3,689	4,415
Net income	$6,513	$6,748	$10,675	$8,012	$10,142
Net income per common share - basic	$0.33	$0.34	$0.53	$0.40	$0.51
Net income per common share - diluted	$0.33	$0.33	$0.52	$0.39	$0.50
Cash dividends declared per common share	$0.06	$0.12	$0.10	$0.10	$0.10
Cash dividends declared on common shares	$1,184	$2,407	$2,003	$2,016	$2,007
Yield on average assets, annualized	0.83%	0.90%	1.51%	1.15%	1.43%
Yield on average earning assets	4.65%	4.86%	5.09%	5.29%	5.37%
Cost of average deposits	1.10%	1.38%	1.55%	1.63%	1.62%
Cost of average interest-bearing deposits	1.42%	1.72%	1.93%	2.02%	1.99%
Cost of average interest-bearing liabilities	1.68%	1.98%	2.21%	2.30%	2.29%
Accretion on loans to average earning assets	0.14%	0.10%	0.10%	0.10%	0.11%
Net interest margin	3.42%	3.37%	3.47%	3.59%	3.64%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2019)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of June 30, 2020		As of March 31, 2020		As of December 31, 2019		As of September 30, 2019		As of June 30, 2019
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$267,481	10.3	$275,602	11.5	$274,586	12.5	$276,478	13.0	$283,920	13.6
SBA	104,069	4.0	77,566	3.2	74,985	3.4	70,978	3.3	79,475	3.8
Construction and land development	145,754	5.6	120,115	5.0	96,020	4.4	101,649	4.8	118,806	5.7
Commercial real estate (1)	900,302	34.7	854,580	35.6	793,268	36.1	787,927	37.1	756,452	36.2
Single-family residential mortgages	1,174,927	45.3	1,070,649	44.6	957,254	43.6	888,577	41.8	853,403	40.7
Other loans	2,087	0.1	1,470	0.1	821	0.0	536	0.0	382	0.0
Total loans (2)	$2,594,620	100.0	$2,399,982	100.0	$2,196,934	100.0	$2,126,145	100.0	$2,092,438	100.0
Allowance for loan losses	(22,820)		(20,130)		(18,816)		(19,386)		(18,561)
Total loans, net	$2,571,800		$2,379,852		$2,178,118		$2,106,759		$2,073,877

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended		Six Months Ended
Change in Allowance for Loan Losses	June 30,		June 30,
(dollars in thousands)	2020	2019	2020	2019
Beginning balance	$20,130	$18,236	$18,816	$17,577
Additions to the allowance charged to expense	3,009	357	4,954	907
Net (charge-offs) recoveries on loans	(319)	(32)	(950)	77
Ending balance	$22,820	$18,561	$22,820	$18,561

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2020 and 2019.

	June 30,
(dollars in thousands, except per share data)	2020	2019
Tangible common equity:
Total shareholders' equity	$414,025	$393,820
Adjustments
Goodwill	(69,209)	(58,383)
Core deposit intangible	(5,876)	(6,828)
Tangible common equity	$338,940	$328,609
Tangible assets:
Total assets-GAAP	$3,136,181	$2,801,956
Adjustments
Goodwill	(69,209)	(58,383)
Core deposit intangible	(5,876)	(6,828)
Tangible assets	$3,061,096	$2,736,745
Common shares outstanding	19,739,280	20,077,524
Tangible common equity to tangible assets ratio	11.07%	12.01%
Book value per share	$20.97	$19.61
Tangible book value per share	$17.17	$16.37

Earnings Per Share Excluding Merger and Conversion Expense (non-GAAP)

Earnings per share excluding merger and conversion expense is a non-GAAP disclosure.  The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a calculation of earnings per share with after-tax net income excluding tax-affected merger and conversion expense.  This EPS calculation is presented for the quarters ended June 30, 2020, March 31, 2020 and June 30, 2019, plus for the six-month periods ending June 30, 2020 and 2019.

	For the three months ended			For the six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Earnings Per Share Excluding Merger and Conversion Expense (non-GAAP)
Net income after tax	$6,513	$6,748	$10,142	$13,261	$20,522
Merger and conversion expense	276	403	100	679	282
Tax on merger and conversion expense	(85)	(131)	(30)	(215)	(81)
Net adjustment	191	272	70	464	201
Adjusted net income after tax	$6,704	$7,020	$10,212	$13,725	$20,723
Weighted average shares outstanding
Basic	19,710,330	19,971,856	20,074,651	19,841,093	20,061,258
Diluted	19,806,304	20,266,328	20,445,013	20,036,316	20,440,900
Adjusted Earnings Per Share
Basic, excluding merger and conversion expense	$0.34	$0.35	$0.51	$0.69	$1.03
Diluted, excluding merger and conversion expense	$0.34	$0.35	$0.50	$0.68	$1.01

Efficiency Ratio (non-GAAP)

The efficiency ratio is a non-GAAP disclosure.  The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The efficiency ratio is non-interest expense divided by net interest income plus non-interest income.  The efficiency ratio is presented for the quarters ended June 30, 2020, March 31, 2020 and June 30, 2019, plus the six-month periods ending June 30, 2020 and 2019.

	For the three months ended			For the six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Efficiency Ratio (non-GAAP)
Non-interest expense	$14,819	$16,263	$14,899	$31,082	$30,224
Net interest income	25,034	23,593	24,317	48,627	50,229
Non-interest income	2,208	4,615	5,496	6,823	9,698
Net interest income and non-interest income	$27,242	$28,208	$29,813	$55,450	$59,927
Efficiency ratio	54.40%	57.65%	49.97%	56.05%	50.43%